EXHIBIT 11

                   OAKWOOD HOMES CORPORATION AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

                      (in thousands, except per share data)

                                        Three months ended     Nine months ended
                                             June 30,                June 30,


                                           1996      1995      1996       1995

Weighted average number of common
        shares outstanding (1)             44,999    44,242    44,736    44,144

Add:    Dilutive effect of stock
        options, computed using the
        treasury stock method (1)           1,844     1,836     1,847     1,872

Less:   Unearned ESOP shares (1)             (157)     (198)     (165)      (66)

Weighted average number of common
        and common equivalent shares
        outstanding (1)                    46,686    45,880    46,418    45,950

Net income (fiscal 1995 is pro forma)     $17,869   $12,241   $47,898   $30,315

Earnings per common share - primary
(fiscal 1995 is pro forma) (1)            $   .38   $   .27   $  1.03   $   .66

Weighted average number of common
        shares outstanding (1)             44,999    44,242    44,736    44,144

Add:    Dilutive effect of stock
        options, computed using
        the treasury stock method (1)       1,844     1,842     1,882     1,973

Less:   Unearned ESOP shares (1)             (157)     (198)     (165)     (66)

Weighted average number of common
        and common equivalent shares
        outstanding (1)                    46,686    45,886    46,453   46,051

Net income (fiscal 1995 is pro forma)     $17,869   $12,241   $47,898  $30,315

Earnings per common share - fully
diluted  (1995 is pro forma) (1)          $   .38   $   .27   $  1.03  $   .66


(1) Share and per share amounts have been adjusted retroactively to give effect to the 2-for-1 stock split. See Note 2 of the Notes to Consolidated Financial Statements.




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